UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 11, 2009

MERRIMAN CURHAN FORD GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15831	11-2936371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

600 California Street, 9th Floor,	94108
San Francisco, California	(Zip Code)
( Address of Principal Executive Offices)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 8.01	Other Events

Warrants issued in connection with the issuance of our Series D Preferred Stock in our recent strategic transaction, which closed escrow on September 8, 2009, and with the July 31, 2009 Convertible Secured Promissory Note transaction (the “Warrants”).  The Warrants contained a full ratchet antidilution provision, which resulted in the company recording a non-cash warrant liability of approximately $26 million, in accordance with Generally Accepted Accounting Principles (GAAP).  As a result, the company reported a stockholders’ deficit (negative stockholders’ equity) in its Form 10-Q for the quarter ended September 30, 2009.

If the full ratchet provision were removed from the Warrants, the Warrants would be accounted for as equity without an allocation to warrant liability.    If the Warrant holders agree to such modification, the company believes that it will be able to successfully return to a positive stockholders’ equity balance sufficient to comply with NASDAQ listing requirements.

On December 11, 2009, Merriman Curhan Ford Group, Inc. mailed a letter to holders of the Warrants requesting their agreement to modify the Warrants to remove the full ratchet antidilution provision.  In consideration for this modification, the Company offered the holders of the Warrants consideration of $0.005 per warrant share in cash.  This cash payment will be made not later than August 15, 2010, provided the Company has a positive net income for the six month period ending June, 2010.  If net income is not positive for such period, the Company will make the cash payment not later than 45 days following the end of the first quarter in which it has positive net income.

The letter sent to the holders of the Warrants is attached as an exhibit, as well as a non-binding term sheet executed by certain larger holders of the Warrants.

Item 9.01(c)	Exhibits

99.1	Letter to holders of Warrants dated December 11, 2009.
99.2	Form of non-binding term sheet providing for modification of Warrants dated December 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMAN CURHAN FORD GROUP, INC.

Date: December 17, 2009	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman
Chief Executive Officer